RS INVESTMENT TRUST

RS VARIABLE PRODUCTS TRUST

CODE OF ETHICS FOR THE INDEPENDENT TRUSTEES

I.	OVERVIEW

The Boards of Trustees (the “Board”) of RS Investment Trust and RS Variable Products Trust (each a “Trust” and, collectively, the “Trusts”) have adopted this code of ethics (the “Code”) applicable to Trustees who are not “interested persons” of each series of the Trusts (each such series a “Fund” and, collectively, the “Funds”), as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”), (the “Independent Trustees”).

This Code is separate and distinct from other codes of ethics that the Board has approved applicable to the Trusts or RS Investment Management Co. LLC, the Funds’ investment adviser (the “Adviser”), and their officers, directors, and employees.

This Code is administered by the Chief Compliance Officer of the Trusts (the “CCO”).

A.	Personal Investment Activities

It is unlawful for an Independent Trustee in connection with his or her purchase or sale (directly or indirectly) of a Security Held or to be Acquired by a Fund (as defined in Appendix B hereto) to:

•	employ any device, scheme, or artifice to defraud a Fund;

•	to make any untrue statement of material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

•	to engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on a Fund; or

•	to engage in any manipulative practice with respect to a Fund.

Following notice to each of the Independent Trustees, a personal trading blackout may be put in place in connection with purchases and sales of shares of a Fund up until the release of certain information regarding such Fund to the public. Reasons for a personal trading blackout with respect to a Fund may include, but are not limited to: (i) an upcoming change in portfolio management; (ii) a planned reorganization of the Fund, including a merger into an existing Fund; or (iii) an anticipated dissolution/liquidation of the Fund. Please note that information in connection with a blackout period regarding a Fund is confidential and must not be discussed with, or disclosed to, anyone outside of RS Investments and the Board.

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If an Independent Trustee becomes aware of any potential violation of this Code, he or she shall report such matter to the CCO as soon as reasonably practicable.

B.	Personal Trading Reporting Obligations

Except as provided below, an Independent Trustee is ordinarily not required to report his or her personal securities transactions or identify his or her brokerage accounts to a Fund or its representatives under this Code.

An Independent Trustee is required to deliver to the CCO a transaction report containing the information set forth in Appendix A if the Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as an Independent Trustee, should have known, that during the fifteen calendar day period immediately before or after a transaction by such Independent Trustee in a Covered Security (as defined in Appendix B, and including securities both directly and indirectly beneficially owned by such Independent Trustee) (i) a Fund purchased or sold such Covered Security or (ii) a Fund, the Adviser, or a sub-adviser considered purchasing or selling such Covered Security.

C.	Administration of Code

The CCO is responsible for the communication of this Code to the appropriate personnel.

1.	Review of Reports. The CCO and the Governance and Nominating Committees of the Board shall review any reports delivered by an Independent Trustee pursuant to this Code at the next regularly scheduled meeting of the Committee or sooner if deemed necessary by the CCO and the chair of the Governance and Nominating Committees.

2.	Investigations of Potential Violations. The CCO shall report all potential violations of this Code by Independent Trustees to the Governance and Nominating Committees. The Governance and Nominating Committees of the Trusts, with the assistance of the CCO, shall investigate any potential violation of the provisions of this Code. After completion of such investigation, the Governance and Nominating Committees shall determine whether a violation has occurred and, if so, make a recommendation to the Board as to any action to be taken in response thereto. The CCO and/or the Board shall notify the president of the Trust of all violations and the action to be taken in response thereto. Any member of the Governance and Nominating Committees who is alleged to have been involved in a violation shall be excluded from any such investigation and vote as to whether a violation has occurred or with respect to any action to be taken.

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3.	Recordkeeping. All records required to be maintained pursuant to this Code shall be maintained in accordance with the “Code of Ethics” section of the Trusts’ Record Retention Policy.

4.	Amendments. Any amendment to this Code must be approved by a majority of the Trustees of the Board, including a majority of the Independent Trustees. The CCO will periodically review this Code and is responsible for obtaining any required approvals before this Code amended in a material respect.

5.	Annual Report. On at least an annual basis, (i) the CCO, in consultation with the Governance and Nominating Committees shall provide the Board with a written report that describes issues that arose under this Code since the prior such report, including, but not limited to, information relating to material violations of this Code and any actions taken, procedures adopted or sanctions imposed as a result of such violations, and (ii) the CCO shall provide the Board with a certification that the Funds have adopted procedures reasonably necessary to prevent the Independent Trustees from violating this Code.

6.	Certification. Each Independent Trustee must sign a certification (substantially in the form of Appendix C hereto) within seven (7) calendar days of the effective date of this Code or, thereafter, within seven (7) calendar days of becoming an Independent Trustee, which certification acknowledges that the Independent Trustee: (i) has received a copy of this Code and any amendments hereto, (ii) has read and understands all the provisions of this Code, and (iii) agrees to comply with the provisions of this Code.

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APPENDIX A

Transaction Report

•	Date of the transaction:

•	Security Name:

•	Security Ticker/Symbol:

•	The interest rate and maturity date (if applicable):

•	Number of shares/principal amount of each Covered Security involved:

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition):

•	The price of the Covered Security at which the transaction was effected:

•	The name of the broker, dealer, or bank with or through which the transaction was effected:

•	Transaction Report Date (No later than thirty (30) calendar days after the end of a calendar quarter in which the reportable transaction occurred.):

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APPENDIX B

Definition of “Covered Security” and “Security Held or to be Acquired by a Fund”

A.	“Covered Security” means any “security,” as defined in Section 2(a)(36) of the Investment Company Act of 1940, as amended, except:

1.	Direct obligations of the U.S. Government;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

3.	Shares issued by U.S. registered open-end funds.

B.	“Security Held or to be Acquired by a Fund” means:

1.	Any Covered Security which, within the most recent 15 calendar days:

¡	Is or has been held by a Fund; or

¡	Is being or has been considered by a Fund or its investment adviser for purchase by a Fund; and

2.	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in B(1) above.

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APPENDIX C

Certificate of Acknowledgement

1.	I hereby acknowledge receipt of the Code of Ethics of the Independent Trustees of the Trusts, effective , including any amendments thereto (the “Code”).

2.	I hereby certify that I have read, understand and am in full compliance with the Code and that I agree to abide by its requirements and procedures.

3.	I hereby acknowledge that failure to comply fully with the Code may subject me to disciplinary action.

4.	I hereby acknowledge that I have been informed of my reporting obligations pursuant to the Code.

Signature	Date

Printed Name

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